Exhibit 99.1

Contact: Don Watson     602-631-7224

CSK Auto Corporation Reports Fiscal 2004 Second Quarter Net Income Increases 28% Compared to Second Quarter of Fiscal 2003

PHOENIX, AZ, September 2, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the second quarter of fiscal 2004.

Financial Results

Thirteen Weeks Ended August 1, 2004

Net sales for the thirteen weeks ended August 1, 2004 (the “second quarter of fiscal 2004”) were $409.1 million, compared to $418.5 million for the thirteen weeks ended August 3, 2003 (the “second quarter of fiscal 2003”). Same store sales decreased 2.5% in the second quarter of fiscal 2004 as compared to the second quarter of fiscal 2003.

Gross profit was $191.3 million, or 46.8% of net sales, in the second quarter of fiscal 2004 as compared to $193.7 million, or 46.3% of net sales, in the second quarter of fiscal 2003. Gross profit, as a percent to sales, increased over the second quarter of fiscal 2003 due to lower product acquisition costs on selected items and our continued reduction in store inventory shrinkage as a result of improved store procedures and enhanced inventory control systems.

Operating profit for the second quarter of fiscal 2004 decreased to $30.3 million compared to $35.2 million for the second quarter of fiscal 2003. The decrease in operating profit primarily relates to our decline in sales and higher payroll rates and benefit-related expenses.

Interest expense for the second quarter of fiscal 2004 decreased to $7.6 million from $13.3 million in the second quarter of fiscal 2003 due to lower interest expense achieved as a result of our January 2004 refinancing.

Net income for the second quarter of fiscal 2004 was $13.9 million, or $0.30 per diluted share, compared to net income of $10.8 million, or $0.24 per diluted share, for the second quarter of fiscal 2003. Net income for the second quarter of fiscal 2003 was negatively impacted by $4.3 million of costs related to debt retirement. On a comparable basis, net income was $13.9 million, or $0.30 per diluted share, for the second quarter of fiscal 2004 as compared to $13.5 million, or $0.30 per diluted share, for the second quarter of fiscal 2003.

During the second quarter of fiscal 2004, we repurchased approximately 1.3 million shares of our common stock for approximately $19.8 million under our previously announced $25 million stock repurchase program. “This is a reflection of our Board’s confidence in the Company’s financial strength and our overall commitment to our shareholders. We believe that the purchase of shares of our common stock represents a highly effective use of our cash,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation.

“We are disappointed in our second quarter sales results,” said Mr. Jenkins. “Since the beginning of the second quarter, we have experienced slower than anticipated sales, particularly in our heat-related product categories. We believe our sales have been negatively impacted by higher gas prices and milder summer temperatures in many of our key markets.

However, we remain positive about the strength and growth potential of the retail automotive aftermarket industry. We plan to remain focused on our long-term objectives of maximizing the productivity within our existing stores, acceleration of our new store growth which will allow us to further leverage our fixed expenses over an increasing store base, and debt reduction. Rather than over-react to what we believe are short-term sales fluctuations, we plan to continue to manage our business toward achievement of these longer-term goals. We remain committed to our ongoing long-term merchandising and marketing efforts and will continue to focus on successful implementation of our existing strategies.”

Twenty-six Weeks Ended August 1, 2004

Net sales for the twenty-six weeks ended August 1, 2004 (the “first half of fiscal 2004”) were $806.1 million, compared to $796.0 million for the twenty-six weeks ended August 3, 2003 (the “first half of fiscal 2003”). Same store sales increased 1.1% as compared to the first half of fiscal 2003.

Gross profit was $379.9 million, or 47.1% of net sales, in the first half of fiscal 2004 as compared to $368.7 million, or 46.3% of net sales, in the first half of fiscal 2003. We have continued to increase gross margin rates year over year as a result of lower inventory acquisition costs and reduced store inventory shrinkage as a result of improved store procedures and enhanced inventory control systems.

Operating and administrative expenses were $319.2 million in the first half of fiscal 2004 as compared to $307.2 million in the first half of fiscal 2003. The increase in operating and administrative expenses is primarily the result of our increased store count and higher payroll rates and benefit-related expenses.

Operating profit for the first half of fiscal 2004 totaled $59.8 million, or 7.4% of net sales, compared to $61.4 million, or 7.7% of net sales, for the first half of fiscal 2003.

Interest expense for the first half of fiscal 2004 decreased to $15.8 million from $27.2 million in the first half of fiscal 2003 due to lower interest expense achieved as a result of our January 2004 refinancing.

Net income for the first half of fiscal 2004 was $26.8 million, or $0.57 per diluted share, compared to net income of $18.3 million, or $0.41 per diluted share, for the first half of fiscal 2003. As mentioned, net income for the second quarter of fiscal 2003 was negatively impacted by $4.3 million of costs related to debt retirement. On a comparable basis, net income was $26.8 million, or $0.57 per diluted share, for the first half of fiscal 2004 as compared to $21.0 million, or $0.46 per diluted share, for the first half of fiscal 2003.

Outlook

Based on current sales trends and in recognition of our 7.8% same store sales increase in the second half of fiscal 2003, we would expect same store sales to decline 2.0% to 3.5% during the third quarter and to be flat to negative 2% for the fourth quarter. Assuming these results, we expect full year net income between $52.0 million and $56.0 million (approximately $1.13 to $1.22 per diluted share). We also now expect free cash flow

(a non-GAAP measure, defined and described further below) for fiscal 2004 of between $70.0 million and $80.0 million.

Conference Call

In conjunction with this release, we will hold a quarterly conference call for the investing public commencing at 5:00 p.m. (ET) on Thursday, September 2, 2004. Interested parties may hear a replay of the conference call from 7:00 p.m. (ET) Thursday, September 2, 2004 through 12:00 a.m. (ET) Saturday, September 4, 2004 by dialing (877) 519-4471 and using passcode 5091122. (If retrieving digital replay outside of the U.S. please dial (973) 341-3080, passcode 5091122.) Additionally, a simultaneous webcast of the conference call will be available at www.cskauto.com by clicking on “Investors” and then “Conference Call”. This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 1, 2004, we operated 1,123 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures and impacts, demand for our products, factors impacting procurement of import products, fluctuations in and the overall condition of the economy, timing and number of equity awards issued and the market value of such awards, inflation, consumer debt levels, factors impacting consumer spending and driving habits, conditions affecting new store development, weather conditions, and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 3,	August 1,	August 3,
	2004	2003	2004	2003
Net sales	$409,057	$418,514	$806,111	$795,963
Cost of sales	217,740	224,812	426,198	427,237

Gross profit	191,317	193,702	379,913	368,726
Other costs and expenses:
Operating and administrative	160,437	158,475	319,182	307,198
Store closing costs	561	43	887	136

Operating profit	30,319	35,184	59,844	61,392
Interest expense, net	7,592	13,251	15,847	27,187
Loss on debt retirement	—	4,315	—	4,315

Income before income taxes	22,727	17,618	43,997	29,890
Income tax expense	8,869	6,804	17,186	11,553

Net income	$13,858	$10,814	$26,811	$18,337

Basic earnings per share:
Net income	$0.30	$0.24	$0.58	$0.41

Shares used in computing per share amounts	46,184	45,217	46,349	45,183

Diluted earnings per share:
Net income	$0.30	$0.24	$0.57	$0.41

Shares used in computing per share amounts	46,466	45,499	46,675	45,274

     During the periods presented we incurred certain costs, which we have excluded below for comparability. In order to evaluate our operating performance, we have adjusted income before income taxes to remove the effect of these non-comparable items to more accurately compare our operating performance from period to period.

	Comparable Basis
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 3,	August 1,	August 3,
	2004	2003	2004	2003
Income before income taxes	$22,727	$17,618	$43,997	$29,890
Non-comparable items:
Loss on debt retirement	—	4,315	—	4,315

Comparable income before income taxes	22,727	21,933	43,997	34,205
Income tax expense, adjusted	8,869	8,471	17,186	13,220

Net income — comparable basis	$13,858	$13,462	$26,811	$20,985

Diluted earnings per share — comparable basis:
Net income — comparable basis	$0.30	$0.30	$0.57	$0.46

Shares used in computing per share amounts	46,466	45,499	46,675	45,274

Non-comparable items consist of charges relating to the write-off of deferred financing fees and redemption premiums associated with the redemption of our 11% Senior Subordinated Notes and other costs associated with our June 2003 refinancing.

Selected Financial Data:
($ in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2004	August 3, 2003	August 1, 2004	August 3, 2003
Cash	$44,615	$36,024	$44,615	$36,024
FIFO inventory	$572,309	$568,600	$572,309	$568,600
Accounts payable	$206,022	$183,117	$206,022	$183,117
Interest expense, net	$7,592	$13,251	$15,847	$27,187
Capital expenditures	$8,479	$4,180	$12,831	$4,802
Availability under revolving credit facility	$113,616	$104,014	$113,616	$104,014
Total debt (including current maturities)	$501,680	$513,889	$501,680	$513,889
Net debt (total debt less cash)	$457,065	$477,865	$457,065	$477,865
EBITDA (as adjusted)	$37,869	$43,883	$75,758	$78,729
EBITDAR (as adjusted)	$66,800	$72,340	$133,402	$135,855

     We believe that EBITDA, as adjusted, and EBITDAR, as adjusted, are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use EBITDA, as adjusted, and EBITDAR, as adjusted, in addition to operating income and cash flows from operating activities, to monitor compliance with certain financial covenants and to assess our performance relative to our competitors and relative to our own performance in prior periods. We believe that it is important for investors to have the opportunity to evaluate us using the same measures. EBITDA, as adjusted, and EBITDAR , as adjusted, are calculated as follows ($ in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 3,	August 1,	August 3,
	2004	2003	2004	2003
Calculation of EBITDA, as adjusted and EBITDAR, as adjusted:
Income before income taxes	$22,727	$17,618	$43,997	$29,890
Interest expense, net	7,592	13,251	15,847	27,187
Depreciation	6,449	7,725	13,781	15,437
Amortization (net of deferred financing costs)	1,101	974	2,133	1,900

EBITDA	37,869	39,568	75,758	74,414

Non-comparable items	—	4,315	—	4,315

EBITDA (as adjusted)	37,869	43,883	75,758	78,729

Rent expense	28,931	28,457	57,644	57,126

EBITDAR (as adjusted)	$66,800	$72,340	$133,402	$135,855

     EBITDA, as adjusted, and EBITDAR, as adjusted, do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA, as adjusted, and EBITDAR, as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, as adjusted, EBITDAR, as adjusted, and the associated year-to-year trends should not be considered in isolation. EBITDA, as adjusted, has been calculated in accordance with the terms of our senior credit facility and may differ in method of calculation from similarly titled measures used by other companies.

     EBITDA can be reconciled to net cash provided by operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 3,	August 1,	August 3,
	2004	2003	2004	2003
EBITDA	$37,869	$39,568	$75,758	$74,414
Cash interest payments	(11,367)	(17,562)	(14,942)	(24,962)
Cash tax payments	(821)	(687)	(46)	(687)
Other non-cash expenses	434	505	775	862
Other changes in operating assets and liabilities	11,625	7,981	(9,144)	(4,135)

Net cash flow provided by operating activities	$37,740	$29,805	$52,401	$45,492

We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. Free cash may differ in method of calculation from similarly titled measures used by other companies. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash Flow:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 3,	August 1,	August 3,
	2004	2003	2004	2003
Net cash provided by operating activities	$37,740	$29,805	$52,401	$45,492
Cash paid for capital expenditures	(8,479)	(4,180)	(12,831)	(4,802)

Free cash flow	$29,261	$25,625	$39,570	$40,690

We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt may differ in method of calculation from similarly titled measures used by other companies. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:

	August 1,	August 3,
	2004	2003
Total debt (including current maturities)	$501,680	$513,889
Cash and cash equivalents	(44,615)	(36,024)

Net debt	$457,065	$477,865